EXHIBIT 99.1

NEWS	Contact: Steve Krablin
(713) 346-7773

FOR IMMEDIATE RELEASE

NATIONAL OILWELL REPORTS RECORD REVENUES AND BACKLOG

HOUSTON, TX, February 25, 2005—National-Oilwell, Inc. (NYSE: NOI) today reported fourth quarter revenues of $669.5 million and net income of $50.0 million, or $0.58 per diluted share. Full year 2004 revenues were $2.3 billion, and net income was $110.2 million, or $1.27 per share.

Included in fourth quarter and full year net income were tax benefits resulting primarily from the enactment of the American Jobs Creation Act of 2004 that increased net income by approximately $15 million, or $0.17 per share.

Backlog of capital equipment orders increased to $605 million at December 31, 2004, compared to $575 million at September 30, 2004, and $339 at December 31, 2003.

Products and Technology Group
Fourth quarter revenues for this group increased to $465.9 million, up 11% sequentially and 34% over the fourth quarter 2003. Of the $48 million revenue increase compared to the third quarter, $13 million resulted from an increase in capital equipment from backlog revenues. Operating income for the quarter was $54.0 million, a 20% sequential increase.

Distribution Services Group
Continuing their growth over the last eight quarters, Distribution revenues for the fourth quarter were $235.3 million. Fourth quarter operating profit of $9.0 million represented another sequential improvement as a percentage of revenues.

-more-

Pete Miller, President and CEO of National Oilwell, stated “Our revenues and operating results showed continuing improvement and strength throughout 2004, and have set the stage for an even stronger performance in 2005. Our non capital businesses were responsible for much of our improvement this past year, and while we expect continued improvements from these, we believe 2005 will be heavily influenced by capital equipment orders. Our year end backlog of orders, especially from international markets, grew steadily last year, exceeding $600 million at year end. New order additions in 2004 were $961 million, and we believe 2005 will see new orders of capital equipment of at least $1.0 – 1.2 billion. Already in the first two months of 2005 we have received over $200 million in capital orders, also primarily from international customers.”

Merger with Varco
Stockholder meetings have been scheduled for March 11, 2005 by National Oilwell and Varco for their respective stockholders to vote on the proposed merger of the two companies. A joint proxy/prospectus regarding this proposed merger was mailed to stockholders on or about February 9, 2005. Closing of this transaction will occur immediately after receipt of stockholder approval and required regulatory approvals.

The Company has scheduled a conference call today at 10:00 a.m. Central Time to discuss fourth quarter results. The call will be broadcast through the Investor Relations link on National Oilwell’s web site at www.natoil.com, and a replay will be available on the site for thirty days following the conference. Participants may also join the conference call by dialing 303-262-2131 five to ten minutes prior to the scheduled start time.

National Oilwell is a worldwide leader in the design, manufacture and sale of comprehensive systems and components used in oil and gas drilling and production, as well as in providing supply chain integration services to the upstream oil and gas industry.

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by National Oilwell with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.

-more-

The following table sets forth comparative data (in millions, except per share data):

	Quarter Ended		Quarter Ended	Full Year Ended
	December 31,		September 30,	December 31,
	2004	2003	2004	2004	2003
Revenues
Products and Technology Group	$465.9	$349.0	$418.4	$1,537.0	$1,314.7
Distribution Services Group	$235.3	211.4	$233.3	$905.1	$791.9
Eliminations	$(31.7)	(30.1)	$(32.8)	$(124.0)	$(101.7)

Total	$669.5	$530.3	$618.9	$2,318.1	$2,004.9

Operating Income
Products and Technology Group	$54.0	$44.9	$45.0	$157.4	$165.1
Distribution Services Group	$9.0	$(3.7)	$8.4	$29.6	$6.5
Corporate	$(7.6)	$(3.2)	$(4.3)	$(18.4)	$(12.6)

Total	$55.4	$38.0	$49.1	$168.6	$159.0

Net Income	$50.0	$19.5	$27.8	$110.2	$76.8

Average diluted shares outstanding	86.9	85.3	86.7	86.5	85.0

Net income per diluted share	$0.58	$0.23	$0.32	$1.27	$0.90

Backlog for capital equipment at quarter end	$605.0	$339.0	$575.0	$605.0	$339.0

Condensed Balance Sheet Data:

Cash and cash equivalents	$142.7	$74.2	$73.4
Other current assets	$1,386.2	1,172.2	1,242.1

Total current assets	$1,528.9	1,246.4	1,315.5
Net property, plant and equipment	$252.4	252.3	242.6
Other assets	$782.0	744.0	789.8

Total assets	$2,563.3	$2,242.7	$2,347.9

Current liabilities	$777.0	$452.2	$650.9
Long-term debt	$350.0	594.0	350.0
Other long-term liabilities	$124.0	90.4	148.9

Total liabilities	$1,251.0	$1,136.6	$1,149.8

Minority interest	$17.8	$15.7	$16.9

Shareholders’ equity	$1,294.5	$1,090.4	$1,181.2

Total liabilities and equity	$2,563.3	$2,242.7	$2,347.9

# # # # #